Exhibit (i)

Rachael M. Zufall Managing Director, Associate General Counsel 8500 Andrew Carnegie Blvd. Charlotte, NC 28262 T 704 988-4446 rachael.zufall@nuveen.com

April 29, 2025

The Board of Trustees

TIAA-CREF Life Funds

730 Third Avenue

New York, New York 10017-3206

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Life Funds (the “Trust”) of Post-Effective Amendment No. 48 to the Registration Statement (File Nos. 333-61759 and 811-08961) on Form N-1A (“Registration Statement”) covering an indefinite amount of securities in the form of shares in each series of the Trust (the “Shares”).

I have examined, or caused to be examined, the Certificate of Trust, Declaration of Trust and other corporate records of the Trust, a good standing certificate dated as of a recent date from the Secretary of State of the State of Delaware, and the relevant statutes and regulations of the State of Delaware.

My opinion in paragraph 1 with regard to valid existence in the State of Delaware is based solely on the certification by the Secretary of State of Delaware of the Certificate of Trust and good standing certificate.

On the basis of such examination, and subject to the qualifications and assumptions herein, it is my opinion that:

1.	The TIAA-CREF Life Funds is a statutory trust duly organized and validly existing under the laws of the State of Delaware.

2.	Subject to the continuing effectiveness of the Registration Statement, and assuming the continued valid existence of the trust of the TIAA-CREF Life Funds under Delaware law, the Shares have been duly authorized and, when issued as contemplated by the Registration Statement, will be validly issued, fully-paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/Rachael M. Zufall
Rachael M. Zufall